SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-41712-07

             LONG BEACH MORT LOAN TRUST 2002-1 AS BACK CERT SER 2002-1
              (Exact name of registrant as specified in its charter)

                  1100 TOWN & COUNTRY ROAD SUITE 1600, ORANGE, CA  92868
                                  (714) 541-5378
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 LONG BEACH SECURITIES CORP., LONG BEACH MORTGAGE
           LOAN TRUST 2002-1, ASSET-BACKED CERTIFICATES, SERIES 2002-1
         CLASS II-A1, CLASS II-A2, CLASS II-A3, CLASS II-A4, CLASS II-M1,
                CLASS M2, CLASS M3, CLASS II-M4 AND CLASS II-S
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  9

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 22, 2003     By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company
                                 formerly known as Bankers Trust Company of
                                 California, N.A., as Trust Administrator

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                             ACCOUNT HOLDER CERTIFICATION


                 LONG BEACH SECURITIES CORP., LONG BEACH MORTGAGE
           LOAN TRUST 2002-1, ASSET-BACKED CERTIFICATES, SERIES 2002-1

                        Commission File Number:  333-41712-07

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2002.

              CLASS II-A1                1

              CLASS II-A2                1

              CLASS II-A3                1

              CLASS II-A4                1

              CLASS II-M1                1

              CLASS M2                   1

              CLASS M3                   1

              CLASS II-M4                1

              CLASS II-S                 1


              TOTAL                      9


     Date:  January 22, 2003

                                  Deutsche Bank National Trust Company,
                                  formerly known as Bankers Trust Company
                                  of California, N.A., not in its individual capacity, but solely as a duly authorized agent of the Registrant pursuant to the Pooling and Servicing Agreement dated as of April 1, 2002.


                                  By:  /s/ Katherine M. Wannenmacher
                                  Katherine M. Wannenmacher
                                  Vice President
                                  Deutsche Bank National Trust Company,
                                  formerly known as Bankers Trust Company of
                                  California, N.A., as Trust Administrator